Exhibit 10.4

ENHANCED SALARY CONTINUATION POLICY
(Applicable to Employees Band 8 and Above)

Issued: November 1, 2005

I. Purpose and Objective

The Enhanced Salary Continuation Policy (hereinafter the “Policy”) provides, as set forth below, enhanced salary continuation and modified benefits to eligible, non-excluded senior level employees (Bands 8 and above) of Engelhard Corporation (hereinafter “Engelhard” or “Company”) whose employment is involuntarily terminated in certain circumstances during the period that the terms of this Policy are in effect. This Policy is effective November 1, 2005 and replaces and supersedes any prior enhanced Salary Continuation Policy.

This Policy recognizes that a variety of factors (i.e., age, service) make obtaining comparable employment at senior levels more difficult and may increase the duration of a job search.

Any otherwise eligible, non-excluded senior level employee who either (1) was terminated from active employment prior to November 1, 2005, or (2) is receiving payments from any previous enhanced Salary Continuation Policy will continue to receive salary and other benefits under the terms of the applicable prior enhanced Salary Continuation Policy and will not qualify for any benefits under this Policy.

II. Eligibility

Eligibility for Enhanced Salary Continuation and modified benefits is contingent upon an employee:

1.	being eligible for and receiving Salary Continuation under Policy 3.11A; and

2.
agreeing to the obligations, terms and conditions to be set forth in a General Release and Waiver, including assisting in the smooth transition to Engelhard management of business knowledge, files and other information; and,

3.
if required by Engelhard and as determined by Engelhard, agreeing to not seek an offer of employment, consulting assignment or any other direct or indirect relationship for remuneration with certain Companies designated by Engelhard for a period of up to two (2) years from the date Enhanced Salary Continuation ends.

III.  Terms

Except as otherwise specifically noted in this Policy, all Enhanced Salary Continuation payments will be administered and subject to the same terms and conditions as payments under Policy 3.11A.

Payments under this Enhanced Salary Continuation Policy commence upon completion of any weeks owed under Policy 3.11A.

Eligible Employees are entitled only to the greater of the benefits owed under either Policy 3.11A or this Enhanced Salary Continuation Policy.

Enhanced Salary Continuation will be paid for up to twenty six (26) weeks, without regard to obtaining new employment. Thereafter, payments under this Enhanced Salary Continuation Policy will cease either when new employment is obtained or after maximum payments as indicated in the schedule below have been made, whichever occurs first.

IV. Enhanced Salary Continuation Benefits Schedule

AGE	BANDS 8 -10	BAND 11	BANDS 12 -13
Under 40	20 Weeks	36 Weeks	52 Weeks
40 - 44	28 Weeks	40 Weeks	52 Weeks
45 - 49	36 Weeks	44 Weeks	52 Weeks
50 - 54	44 Weeks	48 Weeks	52 Weeks
55 and over	52 Weeks	52 Weeks	52 Weeks

Except as set forth in the next succeeding paragraph (i) this Policy is not a Contract and (ii) the Company expressly reserves the right to interpret, terminate, suspend, revoke, withdraw, amend or modify the policies, practices, procedures and statements contained herein at any time, without notice.

Notwithstanding any provision of this Enhanced Salary Continuation Policy to the contrary, during any period beginning on the date of a Change of Control (as defined in the Engelhard Corporation 2002 Long Term Incentive Plan, as in effect on January 20, 2006) and ending on December 31, 2007, this Policy may not be terminated, suspended, revoked, withdrawn, amended or modified in a manner that adversely affects the rights of any employee of the Company without the prior written consent of the employee, and during such period any statement in the Enhanced Salary Continuation Policy that the Policy is not a contract shall not apply.

V. Excise Tax Limitation

(a) Notwithstanding any other provision of this Enhanced Salary Continuation Policy, in the event that the amount of payments to an employee under this Enhanced Salary Continuation Policy, together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its affiliates (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments under this Enhanced Salary Continuation Policy shall be reduced (by the minimum possible amounts and not below zero) until no amount payable to the employee under this Enhanced Salary Continuation Policy constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income, employment and excise taxes) to which the employee would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income, employment and excise taxes) to the employee resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under other plans, programs, arrangements or agreements maintained by the Company or one of its affiliates), it is determined that payments hereunder have been reduced by more than the minimum amount required under this Paragraph V, then an additional payment shall be promptly made to the employee in an amount equal to the excess reduction.

(b) All determinations required to be made under this Paragraph V, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by Ernst & Young LLP (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company, which the Company shall promptly deliver to the employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. All determinations made by the Accounting Firm under this Paragraph V shall be made on the basis of substantial authority and, except as set forth in the last sentence of Paragraph V(a) above, shall be final and binding upon the Company and the employee.”

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